Exhibit 5.1

May 15, 2015

Merge Healthcare Incorporated
350 North Orleans Street, 1st Floor
Chicago, Illinois 60654

Re: Shelf Registration of Securities on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Merge Healthcare Incorporated, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 8,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), that may be issued in connection with the acquisition of other businesses, assets or securities as described in the Company’s Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the "Commission") on May 15, 2015 (as may be amended, the “Registration Statement”).

We have examined (i) the Certificate of Incorporation of the Company, as amended and (ii) the Registration Statement, including the prospectus included therein (the “Prospectus”). We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion that follows, we have assumed: (i) the genuineness of all signatures; (ii) the legal capacity of natural persons; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to the original documents of all documents submitted to us as duplicates or certified or conformed copies; (v) the authenticity of the originals of such latter documents; (vi) the due authorization, execution and delivery of all documents by the parties thereto other than the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares, when issued against payment therefore of no less than par value in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

Our opinions set forth above are subject to the effects of: (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally; (2) general equitable principles (whether considered in a proceeding in equity or at law); (3) the implied covenant of good faith and fair dealing; and (4) public policy.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the Federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Jenner & Block LLP

Jenner & Block LLP